EXHIBIT 10.2
ELECTRONIC ARTS INC.
2000 EQUITY INCENTIVE PLAN
As Amended by the Stockholders on July 28, 2016
1. PURPOSE. The purpose of this Plan is to provide incentives to attract retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries by offering them an opportunity to participate in the Company’s future performance through awards of Options, Restricted Stock, Restricted Stock Units, and Stock Appreciation Rights. Capitalized terms not defined in the text are defined in Section 24.
2. SHARES SUBJECT TO THE PLAN.
2.1 Number of Shares Available for Awards. Subject to Sections 2.2, 2.3 and 19, the aggregate number of Shares that have been reserved pursuant to this Plan is 151,765,000 Shares. Shares that are: (a) subject to issuance upon exercise of an Award but cease to be subject to such Award for any reason other than exercise of such Award; (b) subject to an Award granted hereunder but are forfeited; or (c) subject to an Award that otherwise terminates or is settled without Shares being issued shall revert to and again become available for issuance under the Plan in the same amount as such Shares were counted against the number of Shares reserved pursuant to Section 2.2. The following Shares shall not again become available for issuance under the Plan: (x) Shares that are not issued or delivered as a result of the net settlement of an Option or Stock Appreciation Right; (y) Shares that are used to pay the exercise price or withholding taxes related to an Award; or (z) Shares that are repurchased by the Company with the proceeds of an Option exercise. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options and Stock Appreciation Rights granted under this Plan and all other outstanding but unvested Awards granted under this Plan.
2.2 Share Usage. Shares covered by an award shall be counted as used as of the Grant Date. Any Shares that are subject to Awards of Options or SARs, granted on or after July 31, 2008, shall be counted against the aggregate number of Shares reserved as set forth in Section 2.1 as one (1) Share for every one (1) Share subject to an Award of Options or SARs. Any Shares that are subject to Awards other than Options or SARs, granted (a) on or after July 31, 2008 but prior to July 29, 2009, shall be counted against the number of Shares available for grant (as set forth in Section 2.1) as 1.82 Shares for every one (1) Share granted; and (b) on or after July 29, 2009, shall be counted against the number of Shares available for grant (as set forth in Section 2.1) as 1.43 Shares for every one (1) Share granted.
2.3 Adjustment of Shares. In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Awards, and (c) the number of Shares associated with other outstanding Awards, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.
3. ELIGIBILITY. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees and directors of the Company or any Parent or Subsidiary of the Company.
No person will be eligible to receive any Awards, including Options, SARs, Restricted Stock Awards or Restricted Stock Units constituting “performance-based compensation” under Section 162(m) covering more than 2,000,000 Shares in any fiscal year under this Plan, other than new employees of the company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the company), who are eligible to receive Awards covering up to a maximum of 4,000,000 Shares in the fiscal year in which they commence their employment. For purposes of these limits, each Restricted Stock Unit settled in Shares (but not those settled in cash), shall be deemed to cover one Share. A person may be granted more than one Award under this Plan.
4. ADMINISTRATION.
4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. The Committee will have the authority to:

(a)	construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)     prescribe, amend and rescind rules and regulations relating to this Plan or any Award;
(c)    select persons to receive Awards;
(d)    determine the form and terms of Awards;
(e)    determine the number of Shares or other consideration subject to Awards;

(f)
determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g)	grant waivers of Plan or Award conditions;

(h)	determine the vesting, exercisability and payment of Awards;

(i)	correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j)	determine whether an Award has been earned; and

(k)	make all other determinations necessary or advisable for the administration of this Plan.
4.2 Committee Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to (i) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan, and (ii) grant an Award under this Plan to Participants who are not Insiders of the Company.
4.3 Section 162(m). To the extent that Awards are granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a committee, which may be the Committee, of two or more “outside directors” within the meaning of Section 162(m) of the Code. For purposes of qualifying grants of Awards as “performance-based compensation” under Section 162(m) of the Code, the committee, in its discretion, may set restrictions based upon the achievement of performance goals. The performance goals shall be set by the committee on or before the latest date permissible to enable the Awards to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Awards that are intended to qualify under Section 162(m) of the Code, the committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Awards under Section 162(m) of the Code (e.g., in determining the performance goals).
5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISO”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:
5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.
5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.
5.3 Exercise Period; Performance Goals.
(a) Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided, further, that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
(b) Participant’s ability to exercise Options shall be subject to such restrictions, if any, as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual Stock Option Agreement. Options may vary from Participant to Participant and between groups of Participants. Should the Committee elect to impose restrictions on an Option, the Committee shall: (a) determine the nature, length and starting date of any Performance

Period for the Option; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares subject to such Option. Prior to such Option becoming exercisable, the Committee shall determine the extent to which such Performance Factors have been met. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different Performance Periods and have different performance goals and other criteria.
5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may be not less than 100% of the Fair Market Value of the Shares on the date of grant; provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 9 of this Plan.
5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.
5.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:
(a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.
(b) If the Participant is Terminated because of Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant’s Disability), then Participant’s Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.
(c) Notwithstanding the provisions in paragraph 5.6(a) above, if a Participant is terminated for Cause, neither the Participant, the Participant’s estate nor such other person who may then hold the Option shall be entitled to exercise any Option with respect to any Shares whatsoever, after termination of service, whether or not after termination of service the Participant may receive payment from the Company or Subsidiary for vacation pay, for services rendered prior to termination, for services rendered for the day on which termination occurs, for salary in lieu of notice, or for any other benefits. In the event that the Committee has delegated to one or more officers of the Company the authority set forth in Section 4.2 above and Participant has been notified that such officer or officers has made a determination that Participant has been terminated for Cause, Participant shall have five (5) business days (measured from the date he or she was first notified of such determination) to appeal such determination to the Committee. If Participant appeals to the Committee in a timely manner, the Committee shall give the Participant an opportunity to present to the Committee evidence on his or her behalf. If the Committee has not delegated to one or more officers of the Company the authority set forth in Section 4.2, and the Committee makes such Cause determination itself, such decision shall be deemed final and unappealable. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company or Subsidiary dispatches notice or advice to the Participant that his service is terminated.
5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.
5.8 Limitations on ISO. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options, provided however, that (i) any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted, (ii) any such action shall not extend the exercise period of the Option to a date later than the later of (a) the fifteenth day of the third month following the date on which the Option otherwise would have expired or (b) December 31 of the calendar year in which the Option would have otherwise expired, and (iii) the Committee may not reduce the Exercise Price of outstanding Options without the approval of the stockholders. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.
5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
6. RESTRICTED STOCK. A Restricted Stock Award is an offer by the Company to grant or to sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the price to be paid (the “Purchase Price”), if any, the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:
6.1 Form of Restricted Stock Award. All grants or purchases under a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement (“Restricted Stock Purchase Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock will be accepted by the Participant’s execution and delivery of the Restricted Stock Purchase Agreement and full payment, if any, for the Shares to the Company within thirty (30) days, or such other date as may be set forth in the Restricted Stock Purchase Agreement, from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment, if any, for the Shares to the Company within thirty (30) days, or such other date as may be set forth in the Restricted Stock Purchase Agreement, then the offer will terminate, unless otherwise determined by the Committee.
6.2 Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Award, if any, will be determined by the Committee on the date the Restricted Stock Award is granted. At the Committee’s discretion, consideration for the Restricted Stock Award may be in the form of continued service to the Company or a Subsidiary. Payment of the Purchase Price may be made in accordance with Section 9 of this Plan.
6.3 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual Restricted Stock Purchase Agreement. Restricted Stock Awards may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.
6.4 Termination During Performance Period. If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of Termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee determines otherwise in the case of a Participant who is not a “covered employee” for purposes of Section 162(m) of the Code in the year of Termination.
7. RESTRICTED STOCK UNITS. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a share of the Company’s Common Stock. A Restricted Stock Unit does not constitute a share of, nor represent any ownership interest in, the Company. The Committee will determine the number of Restricted Stock Units granted to any eligible person; whether the Restricted Stock Units will be settled in Shares, in cash, or in a combination of the two; the price to be paid (the “Purchase Price”), if any, for any Shares issued pursuant to a Restricted Stock Unit; the restrictions to which the Restricted Stock Units will be subject, and all other terms and conditions of the Restricted Stock Units, subject to the following:
7.1 Form of Restricted Stock Unit Award. All Restricted Stock Units granted pursuant to this Plan will be evidenced by an Award Agreement (“Restricted Stock Unit Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock Units will be accepted by the Participant’s execution and delivery of the Restricted Stock Unit Agreement within thirty (30) days, or such other date as may be set forth in the Restricted Stock Unit

Agreement, from the date the Restricted Stock Unit Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Unit Agreement within thirty (30) days, or such other date as may be set forth in the Restricted Stock Unit Agreement, then the offer will terminate, unless otherwise determined by the Committee.
7.2 Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Unit, if any, will be determined by the Committee on the date the Restricted Stock Unit is granted. At the Committee’s discretion, consideration for the Restricted Stock Unit may be in the form of continued service to the Company or a Subsidiary. Payment of the Purchase Price, if any, shall be made in accordance with Section 9 of this Plan when the Shares are issued.
7.3 Terms of Restricted Stock Units. Restricted Stock Units shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual Restricted Stock Unit Agreement. Restricted Stock Units may vary from Participant to Participant and between groups of Participants. Prior to the grant of Restricted Stock Units, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Unit; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Restricted Stock Units that will be awarded to the Participant. Prior to the payment (whether in Shares, cash or otherwise) of any Restricted Stock Units, the Committee shall determine the extent to which such Restricted Stock Units have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Units that are subject to different Performance Periods and have different performance goals and other criteria.
7.4 Termination During Performance Period. If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Units only to the extent earned as of the date of Termination in accordance with the Restricted Stock Unit Agreement, unless the Committee determines otherwise in the case of a Participant who is not a “covered employee” for purposes of Section 162(m) of the Code in the year of Termination.
7.5 Payment When Restrictions Lapse. The cash or Shares that a Participant is entitled to receive pursuant to a Restricted Stock Unit shall be paid or issued to the Participant when all applicable restrictions and other conditions applicable to the Restricted Stock Unit have lapsed or have been satisfied, unless the Restricted Stock Unit Agreement provides for a later settlement date in compliance with Section 409A of the Code.
8. STOCK APPRECIATION RIGHTS. The Committee may grant Stock Appreciation Rights or SARs to eligible persons and will determine the number of Shares subject to the SARs, the Exercise Price of the SARs, the period during which the SARs may be exercised, and all other terms and conditions of the SARs, subject to the following:
8.1 Form of SAR Grant. SARs granted under this Plan will be evidenced by an Award Agreement that will expressly identify the SARs as freestanding SARs (SARs granted independent of any other Option), tandem SARs (SARs granted in connection with an Option, or any portion thereof), or any combination thereof (“SAR Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.
8.2 Date of Grant. The date of grant of a SAR will be the date on which the Committee makes the determination to grant such SAR, unless otherwise specified by the Committee. The SAR Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the SAR.
8.3 Exercise Price and Other Terms.
(a) The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted; provided, further, that the Exercise Price for freestanding SARs shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the grant date. The Exercise Price for tandem SARs shall equal the Exercise Price of the related Option.
(b) Participant’s ability to exercise SARs shall be subject to such restrictions, if any, as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual SAR Agreement. SARs may vary from Participant to Participant and between groups of Participants. Should the Committee elect to impose restrictions on a SAR, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the SAR; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares subject to such SAR. Prior to such SAR becoming exercisable, the Committee shall determine the extent to which such Performance Factors have been met. Performance Periods may overlap and Participants may participate simultaneously with respect to SAR that are subject to different Performance Periods and have different performance goals and other criteria.

8.4 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. Tandem SARs may be exercised only with respect to the Shares for which the related Option is then exercisable. With respect to tandem SARs granted in connection with an Option: (a) the tandem SARs shall expire no later than the expiration of the underlying Option; (b) the value of the payout with respect to the tandem SARs shall be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the tandem SARs are exercised; and (c) the tandem SARs shall be exercisable only when the Fair Market Value of the Shares subject to the underlying Option exceeds the Exercise Price of the Option.
8.5 Exercise of Freestanding SARs. Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine.
8.6 Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(a) The difference between (i) the Fair Market Value of a Share on the date of exercise (or such other date as may be determined by the Committee and set forth in the Participant’s SAR Agreement) and (ii) the Exercise Price; times
(b) The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon exercise of the SAR may be in cash, in Shares of equivalent value, or in some combination thereof.
8.7 Termination. Notwithstanding the exercise periods set forth in the SAR Agreement, exercise of a SAR will always be subject to the following:
(a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s SAR only to the extent that such SAR would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event, no later than the expiration date of the SAR.
(b) If the Participant is Terminated because of Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant’s Disability), then Participant’s SAR may be exercised only to the extent that such SAR would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date, but in any event no later than the expiration date of the SAR.
(c) Notwithstanding the provisions in paragraph 8.7(a) above, if a Participant is terminated for Cause, neither the Participant, the Participant’s estate nor such other person who may then hold the SAR shall be entitled to exercise any SAR with respect to any Shares whatsoever, after termination of service, whether or not after termination of service the Participant may receive payment from the Company or Subsidiary for vacation pay, for services rendered prior to termination, for services rendered for the day on which Termination occurs, for salary in lieu of notice, or for any other benefits. In the event that the Committee has delegated to one or more officers of the Company the authority set forth in Section 4.2 above and Participant has been notified that such officer or officers has made a determination that Participant has been terminated for Cause, Participant shall have five (5) business days (measured from the date he or she was first notified of such determination) to appeal such determination to the Committee. If Participant appeals to the Committee in a timely manner, the Committee shall give the Participant an opportunity to present to the Committee evidence on his or her behalf. If the Committee has not delegated to one or more officers of the Company the authority set forth in Section 4.2, and the Committee makes such Cause determination itself, such decision shall be deemed final and unappealable. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company or Subsidiary dispatches notice or advice to the Participant that his service is terminated.
8.8 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding SARs and authorize the grant of new SARs, provided however, that (i) any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any SAR previously granted, (ii) any such action shall not extend the exercise period of the SAR to a date later than the later of (a) the fifteenth day of the third month following the date on which the SAR otherwise would have expired or (b) December 31 of the calendar year in which the Option would have otherwise expired, and (iii) the Committee may not reduce the Exercise Price of outstanding SARs without the approval of the stockholders.
9. PAYMENT FOR SHARE PURCHASES. Where expressly approved for the Participant by the Committee and where permitted by law, payment for Shares purchased pursuant to this Plan may:
(a) be made in cash (by check);
(b) by cancellation of indebtedness of the Company to the Participant;

(c) by surrender of shares that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the public market;
(d) by waiver of compensation due or accrued to the Participant for services rendered;
(e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists:

(1)
through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(2)
through a “margin” commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(f) by withholding from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to satisfy the Exercise Price or Purchase Price (the Fair Market Value of the Shares to be withheld shall be determined on the date that the Award is exercised by the Participant); or
(g) by any combination of the foregoing; or
(h) such other consideration and method of payment for issuance of Shares to the extent permitted by applicable laws.
10. GRANTS TO OUTSIDE DIRECTORS.
10.1 Types of Awards and Shares. Outside Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 10 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.
10.2 Eligibility. Awards pursuant to this Section 10 shall be granted only to Outside Directors. An Outside Director who is appointed, elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 10.
10.3 Vesting, Exercisability and Settlement.
(a) Except as set forth below in Section 10.3(b), Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Outside Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.
(b) Notwithstanding any provision to the contrary, in the event of a corporate transaction described in Section 19.1, the vesting of all Awards granted to Outside Directors pursuant to this Section 10 will accelerate and such Awards will become exercisable (to the extent applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three months of the consummation of said event. Any Awards not exercised within such three-month period shall expire.
10.4 Shares in Lieu of Cash Compensation. Each Outside Director may elect to reduce all or part of the cash compensation otherwise payable for services to be rendered by him as a director (including the annual retainer and any fees payable for serving on the Board or a Committee of the Board) and to receive in lieu thereof Shares. Any such election shall be in writing and must be made before the services are rendered giving rise to such compensation, and may not be revoked or changed thereafter during the Outside Director’s term. On such election, the cash compensation otherwise payable will be increased by 10% for purposes of determining the number of Shares to be credited to such Outside Director. If an Outside Director so elects to receive Shares in lieu of cash, there shall be credited to such Outside Director a number of Shares equal to the amount of the cash compensation so reduced (increased by 10% as described in the preceding sentence) divided by the Fair Market Value on the day in which the compensation would have been paid in the absence of such election.
10.5    Maximum Awards. No Outside Director may be granted, in any fiscal year of the Company, Awards with a grant date fair value of more than $1,200,000 in aggregate whereby (1) Shares in lieu of cash compensation may not have a grant date fair value in excess of $600,000; and (2) an annual equity grant Award may not have a grant date fair value in excess of $600,000. Grant date fair value is determined as of the grant date of the Award or Shares in lieu of cash compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).

11. WITHHOLDING TAXES.
11.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax and social security requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax and social security requirements.
11.2 Stock Withholding. When, under applicable tax or social security laws, a Participant incurs tax or social security liability in connection with the exercise or vesting of any Award that is subject to tax or social security withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum tax or social security withholding obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.
12. TRANSFERABILITY.
12.1 Except as otherwise provided in this Section 12, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards that are not ISOs.
12.2 All Awards other than NQSOs and SARs. All Awards other than NQSOs and SARs shall be exercisable: (i) during the Participant’s lifetime, only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees.
12.3 NQSOs and SARs. Unless otherwise restricted by the Committee, a NQSO and SAR shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO or SAR by “permitted transfer;” and (ii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means, as authorized by this Plan and the Committee in a Stock Option Agreement or SAR Agreement, any transfer effected by the Participant during the Participant’s lifetime of an interest in such NQSO and SAR but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.
13. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.
13.1 Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price pursuant to Section 13.2.
13.2 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of Participant’s Termination Date and the date Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Exercise Price or Purchase Price, as the case may be.
14. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.
15. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.
16. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards; provided, however, that no such exchange program may, without the approval of the Company’s stockholders, allow for the cancellation of an outstanding Option or Stock Appreciation Right followed by its replacement with a new Option or Stock Appreciation Right having a lower Exercise Price. The Committee may, subject to approval by the Company’s stockholders, at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.
17. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.
18. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.
19. CORPORATE TRANSACTIONS.
19.1 Assumption or Replacement of Awards by Successor. In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described in this Section 19.1, such Awards will accelerate and will become exercisable in full prior to the consummation of such transaction at such time and on such conditions as the Committee will determine, and if such Awards are not exercised prior to the consummation of the corporate transaction, they shall terminate at such time as determined by the Committee.
19.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 19, in the event of the occurrence of any transaction described in Section 19.1, any outstanding

Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.
19.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Sections 409A and 424(a) of the Code). In the event the Company elects to grant a new Option or SAR rather than assuming an existing option, such new Option or SAR may be granted with a similarly adjusted Exercise Price.
20. ADOPTION AND STOCKHOLDER APPROVAL. This Plan will become effective on the date that it is adopted by the Board (the “Effective Date”). This Plan shall be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option or SAR may be exercised prior to initial stockholder approval of this Plan; (b) no Option or SAR granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the stockholders of the Company; (c) in the event that initial stockholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled, any Shares issued pursuant to any Awards shall be cancelled and any purchase of Shares issued hereunder shall be rescinded; and (d) in the event that stockholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled, any Shares issued pursuant to any Award granted pursuant to such increase will be cancelled, and any purchase of Shares pursuant to such increase will be rescinded.
21. TERM OF PLAN/GOVERNING LAW. Unless terminated as provided herein, this Plan will continue in effect twenty (20) years from the date this Plan was first adopted by the Board or, if earlier, the date of stockholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.
22. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval.
23. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
24. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:
“Award” means any award under this Plan, including any Option, Restricted Stock, Restricted Stock Unit or Stock Appreciation Right.
“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.
“Board” means the Board of Directors of the Company.
“Cause” means the commission of an act of theft, embezzlement, fraud, dishonesty, other acts constituting gross misconduct, or a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board.
“Company” means Electronic Arts Inc. or any successor corporation.
“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option or a SAR, as the case may be, may purchase the Shares issuable upon exercise of such Option or SAR.
“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)	if such Common Stock is then quoted on the NASDAQ National Market, its closing price on the NASDAQ National Market on the date of determination as reported in The Wall Street Journal;

(b)
if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

(c)
if such Common Stock is publicly traded but is not quoted on the NASDAQ National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

(d)	if none of the foregoing is applicable, by the Committee in good faith.
“Family Member” includes any of the following:

(a)
child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

(b)	any person (other than a tenant or employee) sharing the Participant’s household;

(c)	a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

(d)	a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

(e)	any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.
“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
“Option” means an award of an option to purchase Shares pursuant to Section 5.
“Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary of the Company.
“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“Participant” means a person who receives an Award under this Plan.
“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a)	Profit Before Tax;

(b)	Revenue (on an absolute basis or adjusted for currency effects);

(c)	Net revenue;

(d)	Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

(e)	Operating income;

(f)	Operating margin;

(g)	Operating profit;

(h)	Controllable operating profit, or net operating profit;

(i)	Net Profit;

(j)	Gross margin;

(k)	Operating expenses or operating expenses as a percentage of revenue;

(l)	Net income;

(m)	Earnings per share;

(n)	Total stockholder return;

(o)	Market share;

(p)	Return on assets or net assets;

(q)	The Company’s stock price

(r)	Growth in stockholder value relative to a pre-determined index;

(s)	Return on equity;

(t)	Return on invested capital;

(u)	Cash Flow (including free cash flow or operating cash flows)

(v)	Cash conversion cycle;

(w)	Economic value added;

(x)	Individual confidential business objectives;

(y)	Contract awards or backlog;

(z)	Overhead or other expense reduction;

(aa)	Credit rating;

(ab)	Strategic plan development and implementation;

(ac)	Succession plan development and implementation;

(ad)	Improvement in workforce diversity;

(ae)	Customer indicators;

(af)	New product invention or innovation

(ag)	Attainment of research and development milestones;

(ah)	Improvements in productivity;

(ai)	Attainment of objective operating goals and employee metrics.
The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.
“Performance Period” means the period of service determined by the Committee, which shall be no less than one calendar quarter nor more than five years (unless tied to a specific and objective milestone or event), during which time of service or performance is to be measured for Awards.
“Plan” means this EA 2000 Equity Incentive Plan, as amended from time to time.
“Restricted Stock Award” means an award of Shares that are subject to restrictions pursuant to Section 6.
“Restricted Stock Unit” means an award of the right to receive, in cash or Shares, the value of a share of the Company’s Common Stock pursuant to Section 7.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 19, and any successor security.
“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with a related Option that pursuant to Section 8 is designated as a SAR.
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Option agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).
“Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.
“Vested Shares” means “Vested Shares” as defined in the Award Agreement.

ELECTRONIC ARTS INC.
2000 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

[Box with Participant Information]

Electronic Arts Inc., a Delaware corporation (the “Company”), hereby grants on the date hereof (the “Award Date”) to the individual named above (the “Participant”) an award of Restricted Stock Units (the “Award”) issued under the Company’s 2000 Equity Incentive Plan, as amended (the “Plan”), to receive the total number of shares of the Company’s Common Stock set forth below (the “Award Shares”). The Restricted Stock Units are subject to all the terms and conditions set forth herein, including the terms and conditions in the attached Appendix A, any special terms and conditions for Participant’s country set forth in the attached Appendix B (collectively, the “Award Agreement”) and in the Plan, the provisions of which are incorporated herein by reference. All capitalized terms used in this Award Agreement that are not defined herein have the meanings defined in the Plan. The principal features of the Restricted Stock Units are as follows:

[Box with grant information Award Date/number of shares subject to Award]

Vesting Schedule: Subject to the terms and conditions of the Plan and the Award Agreement, the Restricted Stock Units shall vest as to [one-third (1/3) of the Award Shares on each of the first, second and third anniversaries of the Award Date], provided Participant is, and has remained continuously since the Award Date, actively employed by the Company or a Subsidiary on each vesting date (or such later date as may result from suspended vesting as provided below). Vesting will continue in accordance with the vesting schedule set forth herein during a leave of absence that is protected by contract or under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that vesting shall cease if and when the leave of absence is no longer guaranteed by contract or local law. Vesting shall be suspended during any unpaid personal leave of absence, except as otherwise required by contract or local law. Participant shall be deemed to have worked a calendar month if Participant has worked any portion of that month.

PLEASE READ ALL OF APPENDIX A AND APPENDIX B, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

ELECTRONIC ARTS INC.
/s/ Jacob J. Schatz
Jacob J. Schatz
Senior Vice President, General Counsel

ACCEPTANCE:

By accepting the Award, Participant acknowledges the receipt of the Award and agrees to voluntarily participate in the Plan. Participant hereby acknowledges that a copy of the Plan and a copy of the Prospectus, as amended, are available upon request from the Company’s Stock Administration Department and can also be accessed electronically. Participant represents that Participant has read and understands the contents of the Plan, the Prospectus and the Award Agreement, and accepts the Restricted Stock Units subject to all the terms and conditions of the Plan and the Award Agreement. Participant understands and acknowledges that there may be tax consequences related to the grant and vesting of the Restricted Stock Units and the sale of the underlying Award Shares and that Participant should consult a tax advisor to determine his or her actual tax consequences. Participant must accept this Award by executing and delivering a signed copy of this Award Agreement to the Company or by electronically accepting this Award Agreement pursuant to the online acceptance procedure established by the Company within thirty (30) days of receipt of the Award Agreement. Otherwise, the Company may, at its discretion, rescind the Award Agreement and the Restricted Stock Units granted thereunder in its entirety.

APPENDIX A

ELECTRONIC ARTS INC.
2000 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

All capitalized terms used in this Appendix A that are not defined herein have the meanings defined in the Plan. This Appendix A constitutes part of the Award Agreement.

1.    Form of Award. Each Restricted Stock Unit granted under the Plan shall be evidenced by an Award Agreement in such form (which need not be the same for each Participant) as the Committee shall from time to time approve, which shall comply with and be subject to the terms and conditions of the Plan.

2.    Award Date. The Award Date of the Restricted Stock Units shall be the date on which the Committee makes the determination to grant such Restricted Stock Units, unless otherwise specified by the Committee. The Award Agreement evidencing the grant of the Restricted Stock Units will be delivered to Participant within a reasonable time after the Award Date.

3.    Award. Each Restricted Stock Unit represents the unsecured right to receive one Award Share, subject to certain restrictions and subject to the terms and conditions contained in this Award Agreement and the Plan. In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern.

4.    No Shareholder Rights. The Restricted Stock Units do not entitle Participant to any rights of a holder of Common Stock. The rights of Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested.

5.    Conversion of Restricted Stock Units; Issuance of Award Shares. No Award Shares shall be issued to Participant prior to the date on which the Restricted Stock Units vest. After any Restricted Stock Units vest pursuant to the vesting schedule set forth in the first page of the Award Agreement, or, if earlier, pursuant to Section 8(b) below, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives or heirs, as the case may be, Award Shares in payment of such vested whole Restricted Stock Units; provided, however, that in the event such Restricted Stock Units do not vest on a day during which the Common Stock is quoted on the Nasdaq Global Select Market (or traded on such other principal national securities market or exchange on which the Common Stock may then be listed) (“Trading Day”), the Company shall cause Award Shares to be issued on the next Trading Day following the date on which such Restricted Stock Units vest; provided, further, that in no event shall the Company cause such Award Shares to be issued later than two (2) months after the date on which such Restricted Stock Units vest. For purposes of this Award, the date on which vested Restricted Stock Units are converted into Award Shares shall be referred to as the “Conversion Date.”

6.    Fractional Restricted Stock Units. In the event Participant would otherwise become vested in a fractional portion of a Restricted Stock Unit (a “Fractional Portion”) based on the vesting terms of the Restricted Stock Units, such Fractional Portion shall instead remain unvested until the final vesting date for the Restricted Stock Units; provided, however, that if Participant would otherwise vest in a subsequent Fractional Portion prior to the final vesting date for the Restricted Stock Units and such Fractional Portion taken together with a previous Fractional Portion that remained unvested would equal a whole Award Share, then such Fractional Portions shall vest and be converted into one Share. Upon the final vesting date, the value of any remaining Fractional Portion(s) shall be rounded up to the nearest whole Award Share at the same time as the conversion of the remaining Restricted Stock Units and issuance of Award Shares described in Section 5 above.

7.    Restriction on Transfer. Neither the Restricted Stock Units nor any rights under this Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.

8.    Termination of Employment.

(a)    Forfeiture of Unvested Restricted Stock Units Upon Termination of Employment, Other than Death or Disability. In the event that Participant’s employment or service is Terminated for any reason other than death or Disability and the Restricted Stock Units are not yet fully vested as of the Termination Date (as defined in Section 10(k) below), then the unvested Restricted Stock Units shall be forfeited immediately upon such Termination Date.

(b)    Termination of Employment Due to Death. If the Participant has been employed by the Company or a Subsidiary at least 12 months prior to the Participant’s Termination Date and the Participant’s employment is Terminated due to death, any unvested Restricted Stock Units will immediately vest as of the Termination Date, be converted to Award Shares and issued to the Participant or the Participant’s legal representatives or heirs, in accordance with Section 5 above. If the Participant has not been employed by the Company or a Subsidiary for at least 12 months prior to the Termination Date, the entire Award shall be forfeited.

(c)    Termination of Employment Due to Disability. If the Participant’s employment is Terminated due to Disability after the first anniversary of the Award Date, a pro-rata portion of the Restricted Stock Units, to the extent that the Restricted Stock Units on the Termination Date, will immediately vest as of the Termination Date, be converted into Award Shares and issued to the Participant, in accordance with Section 5 above. If the Participant’s employment with the Company or Subsidiary is Terminated due to Disability, before the first anniversary of the Award Date, the entire Award shall be forfeited. In determining the pro-rata portion of the Restricted Stock Units that are vested on the Termination Date, the Committee will consider the number of months worked by Participant during the 12-calendar month period preceding the next anniversary of the Award Date under the following formula:

Number of Restricted Stock Units scheduled to vest on the next anniversary of the Award Date multiplied by [Number of calendar months worked by Participant during the 12-month period prior to the next anniversary of the Award Date] divided by 12.

Participant shall be deemed to have worked a calendar month if Participant has worked any portion of that month. The Committee’s determination of vested Restricted Stock Units shall be in whole Award Shares only and will be binding on the Participant.

9.    Suspension of Award and Repayment of Proceeds for Contributing Misconduct. If at any time the Committee reasonably believes that Participant has engaged in an act of misconduct, including, but not limited to an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements (“Contributing Misconduct”), the Committee may suspend the vesting of the Restricted Stock Units pending a determination of whether an act of Contributing Misconduct has been committed. If the Committee determines that Participant has engaged in an act of Contributing Misconduct, then the Restricted Stock Units will terminate immediately upon such determination and the Committee may require Participant to repay to the Company, in cash and upon demand, the Award Proceeds (as defined below) resulting from any sale or other disposition (including to the Company) of Award Shares issued or issuable upon the vesting of the Restricted Stock Units if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Award Proceeds” means, with respect to any sale or other disposition (including to the Company) of Award Shares issued or issuable upon vesting of Restricted Stock Units, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Award Shares sold or disposed of. The return of Award Proceeds is in addition to and separate from any other relief available to the Company due to the Participant’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is designated as an “executive officer”, the determination of the Committee shall be subject to the approval of the Board of Directors.

10.    Nature of Plan and Award. In accepting the Award, Participant acknowledges, understands and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c)    all decisions with respect to future grants of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(d)    nothing in the Plan or the Award shall confer on Participant any right to continue in the employ of, or other service relationship with, the Company or, if different, Participant’s employer (the “Employer”) or any Subsidiary, or limit in any way the ability of the Company, the Employer, or any Subsidiary to terminate Participant’s employment or service relationship;

(e)    Participant is voluntarily participating in the Plan;

(f)    the Restricted Stock Units and the Award Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(g)    the Restricted Stock Units and the Award Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(h)    in the event that Participant is not an employee of the Company, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company;

(i)    the future value of the underlying Award Shares is unknown, indeterminable and cannot be predicted with certainty;

(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Termination of Participant’s employment or other service relationship (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and, in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer, or any Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer, and any Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(k)    for purposes of the Restricted Stock Units, Participant’s employment or service relationship will be considered terminated as of the date Participant is no longer actively providing services to the Company, the Employer, or a Subsidiary (the “Termination Date”) (regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and, unless otherwise expressly provided in this Award Agreement or determined by the Company, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence); and

(l)    neither the Company, the Employer, nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Award Shares.

11.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Award Shares. Participant is hereby advised to consult with his or her own tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

12.    Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company and/or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Award Shares upon settlement of the Restricted Stock Units, the subsequent sale of Award Shares acquired pursuant to such settlement and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)    withholding Award Shares from the vested Restricted Stock Units; or

(ii)     withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or

(iii)    withholding from proceeds of the sale of Award Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or

(iv)     any other method determined by the Company; provided, however, that if Participant is an Insider, then withholding shall be done by the method set forth in (i) above, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences in which case withholding shall be done by the method set forth in (ii) above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Award Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Award Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by one or more of the means previously described. The Company may refuse to issue or deliver the Award Shares or the proceeds from the sale of Award Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

13.    Compliance with Laws and Regulations. The issuance and transfer of Award Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal, state and foreign laws and with all applicable requirements of any stock exchange or national market system on which the Company’s common stock may be listed at the time of such issuance or transfer. The Company is not required to issue or transfer Award Shares if to do so would violate such requirements.

14.    Data Privacy. Participant hereby voluntarily consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Award Agreement and any other Award materials by and among, as applicable, the Employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”) for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to E*Trade Financial Services, Inc. and its affiliated companies (“E*Trade”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*Trade and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing

Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

15.    Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on his or her country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Award Shares or rights to Award Shares (e.g., Restricted Stock Units) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is solely responsible for ensuring his or her compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

16.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.    Authority of the Board and the Committee. Any dispute regarding the interpretation of the Award shall be submitted by Participant or the Company to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Participant and the Company.

18.    Deferral of Compensation. Payments made pursuant to this Plan and Award are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Award is made in a manner that qualifies for exemption from or complies with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical; provided, however, that the Company makes no representation that the Award will be exempt from or compliant with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Award. Nothing in the Plan or this Award Agreement shall provide a basis for any person to take any action against the Company or any of its Subsidiaries based on matters covered by Section 409A of the Code, including the tax treatment of any payments made under this Award Agreement, and neither the Company nor any of its Subsidiaries will have any liability under any circumstances to the Participant or any other party if the grant of the Award, the conversion of the Restricted Stock Units or other event hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Board or the Committee with respect thereto.

19.    Governing Law and Choice of Venue. The Award as well as the terms and conditions set forth in the Plan shall be governed by, and subject to, the laws of the State of California, U.S.A., without regard to such state’s conflict of laws provisions, as provided in the Plan. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of San Mateo County, California, U.S.A., or the federal courts for the United States for the Northern District of California, U.S.A., and no other courts, where this grant is made and/or to be performed.

20.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award.

21.    Language. If Participant has received this Award Agreement or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

22.    Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. Further, upon a determination that any term or other provision of this Award Agreement is illegal or otherwise incapable of being enforced, such term or other provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the illegal or unenforceable term or provision.

23.    Entire Agreement. The Award Agreement, including this Appendix A and Appendix B, and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

24.    Appendix B. The Award shall be subject to any special terms and conditions set forth in the Appendix B for Participant’s country, if any. If Participant relocates to one of the other countries included in the Appendix B during the life of the Award, the special terms and conditions for such country shall apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix B constitutes part of this Award Agreement.

25.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Award Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

26.    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Plan participant.

27.    Notice. Copies of the Plan and Prospectus are available electronically at http://eaworld.ea.com/StockAdministrationServices. The Company's most recent annual report and published financial statements are available electronically as soon as practicable after their publication by clicking the "Financial Reports" link at http://investor.ea.com. The Plan, Prospectus, the Company's annual report, and the Company's financial statements are also available at no charge by submitting a request to the Company's Stock Administration Department at stockadministration@ea.com.

* * * * *

APPENDIX B
ELECTRONIC ARTS INC.
2000 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

COUNTRY-SPECIFIC TERMS AND CONDITIONS

All capitalized terms used in this Appendix B that are not defined herein have the meanings defined in the Plan.  This Appendix B constitutes part of the Award Agreement.
Terms and Conditions
This Appendix B includes additional or different terms and conditions that govern the Award if Participant works or resides in one of the countries listed below.  Participant understands that if Participant is a citizen or resident of a country other than the one in which he or she is currently working, transfers employment or residency after the Award Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Participant.
Notifications
This Appendix B also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2016.  Such laws are often complex and change frequently.  As a result, Participant should not rely on the information in this Appendix B as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or at the time Participant sells the Award Shares.
In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result.  Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.
Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, transfers employment or residency after the Award Date or is considered a resident of another country for local law purposes, the information contained herein may not apply to Participant.
AUSTRALIA

Terms and Conditions

Australian Offer Document. The offer of the Restricted Stock Units is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of Restricted Stock Units to Australian-resident employees, which will be provided to Participant with the Award Agreement.

BELGIUM
Notifications
Foreign Asset/Account Reporting Information. Participant is required to report any security or bank account (including a brokerage account) opened and maintained outside Belgium on his or her annual tax return. Participant is also required to complete a separate report providing the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located. The forms to complete this report are available on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des Crédits caption.
BERMUDA

Notifications

Securities Law Information. The offer of the Restricted Stock Units is not subject to and has not received approval from either the Bermuda Monetary Authority or the Registrar of Companies in Bermuda and no statement to the contrary, explicit or implicit, is authorized to be made in this regard. The securities being offered may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Award, Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the Restricted Stock Units, the receipt of any dividends, and the sale of Award Shares acquired under the Plan. Participant agrees that, for all legal purposes, (i) any benefits provided to Participant under the Plan are the result of commercial transactions unrelated to Participant’s employment; (ii) the Plan is not a part of the terms and conditions of Participant’s employment; and (iii) the income from the Award Shares acquired under the Plan, if any, is not part of Participant’s remuneration from employment.
Notifications

Exchange Control Information. If Participant is resident or domiciled in Brazil, Participant will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Award Shares acquired under the Plan.
CANADA

Terms and Conditions

Conversion of Restricted Stock Units; Issuance of Award Shares. This provision supplements Section 5 of the Award Agreement:
Notwithstanding any discretion in the Plan, Restricted Stock Units granted to Participants in Canada shall be paid in Shares and not in cash or a combination of cash and Shares.
Nature of Plan and Award.  This provision replaces Section 10(k) of the Award Agreement:

For purposes of the Restricted Stock Units, Participant’s employment or service relationship will be considered terminated as of the date that is the earlier of: (a) the date Participant’s employment or service relationship with the Company, the Employer or a Subsidiary is terminated, (b) the date Participant receives written notice of termination from the Company or the Employer, regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service contract, if any; or (c) the date Participant is no longer actively providing services to the Company or a Subsidiary (the “Termination Date”) (regardless of the reason for such Termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service contract, if any) and, unless otherwise expressly provided in this Award Agreement or determined by the Company, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of the Termination Date; the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Award (including whether Participant may still be considered to be providing services while on a leave of absence).
The following terms and conditions will apply if Participant is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Award Agreement »), ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Data Privacy. This provision supplements Section 14 of the Award Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to record such information and to keep such information in his or her employee file.
Notifications

Securities Law Information. Participant is permitted to sell Award Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Award Shares takes place outside of Canada through the facilities of a stock exchange on which the Award Shares are listed. Shares of the Company’s common stock are currently listed on the NASDAQ Global Select Market in the United States of America.
Foreign Asset/Account Reporting Information. Participant is required to report any foreign property (including Award Shares acquired under the Plan) on Form T1135 (Foreign Income Verification Statement) if the total cost of Participant’s foreign property exceeds C$100,000 at any time in the year. The Restricted Stock Units must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign property Participant holds. If Award Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Award Shares. The ACB would normally equal the fair market value of the Award Shares at the time of acquisition, but if Participant owns other shares of the Company’s common stock, this ACB may have to be averaged with the ACB of the other shares. If due, the form must be filed by April 30th of the following year. Participant should consult a personal legal advisor to ensure compliance with applicable reporting obligations.

CHINA

Terms and Conditions

Conversion of Restricted Stock Units; Issuance of Award Shares. This provision supplements Section 5 of the Award Agreement, if Participant is subject to exchange control laws in China:

(a)
If Participant does not open an account with the Company’s designated broker for the Plan and complete any paperwork required by such broker prior to the date on which the Restricted Stock Units are scheduled to first vest, the Restricted Stock Units shall be forfeited, Participant will not be entitled to vest in the Restricted Stock Units and no Award Shares or other benefits pursuant to the Plan will be issued or delivered to Participant, without any liability to the Company, the Employer or any Subsidiary.

(b)
Any Award Shares issued to Participant on any Conversion Date must be held with the Company’s designated broker until Participant sells such Award Shares, provided, however, that nothing in this provision shall prevent Participant from selling the Award Shares at his or her discretion, subject to subsections (b) and (c) of this provision.

(c)
If Participant’s employment terminates and Participant holds any Award Shares at that time, Participant (or, in circumstances where Participant’s employment is Terminated due to death, Participant’s legal representatives or heirs, as the case may be) must sell the shares within three (3) months of such Termination. If the Award Shares have not been sold prior to such time, the Company’s designated broker will automatically sell all Award Shares on Participant’s behalf on the last Trading Day of such three (3) month period or as soon as thereafter as possible. The Company and the Company’s designated broker are under no obligation to sell the Award Shares for a particular price.

(d)
The Company reserves the right to mandate the immediate sale of the Award Shares to which Participant is entitled on any Conversion Date if the Company determines, in its sole discretion, that the immediate sale of Award Shares is advisable or necessary for legal or administrative reasons.

Exchange Control Restrictions. Participant understands and agrees that, if he or she is subject to exchange control laws in China, Participant will be required to immediately repatriate to China the proceeds from the sale of any Award Shares acquired under the Plan. Participant further understands that such repatriation of the proceeds may need to be effected through a special exchange control account established by the Company or a Subsidiary, and Participant hereby consents and agrees that the proceeds from the sale of Award Shares acquired under the Plan may be transferred to such account by the Company (or its designated broker) on Participant’s behalf prior to being delivered to Participant. Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate such transfers.

The proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to Participant in U.S. dollars, Participant understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to Participant in local currency, (i) Participant acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) Participant agrees to bear any currency fluctuation risk between the time the Award Shares are sold and the time the proceeds are converted to local currency and distributed to Participant. Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Notifications

Foreign Asset/Account Reporting Information. Effective from January 1, 2014, PRC residents are required to report to the State Administration of Foreign Exchange (“SAFE”) details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions. Under these rules, Participant may be subject to reporting obligations for the Restricted Stock Units and/or the Award Shares acquired under the Plan and any Plan-related transactions. Participant should consult his or her personal legal advisor regarding the details of this reporting obligation .

FINLAND

There are no country-specific provisions.

FRANCE

Terms and Conditions

Type of Award. The Restricted Stock Units are not granted as “French-qualified” awards and are not intended to qualify for the specific tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197 to L. 225-197-6 of the French Commercial Code, as amended.

Consent to Receive Information in English. By accepting the Award, Participant confirms having read and understood the documents related to the Award (the Plan and the Award Agreement) which were provided in the English language. Participant accepts the terms of these documents accordingly.

Consentement Relatif à l'Utilisation de la Langue Anglaise. En acceptant l’Attribution, le Participant confirme avoir lu et compris les documents relatifs à cette Attribution (le Plan et le Contrat d'Attribution) qui ont été remis en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.

Notifications

Foreign Asset/Account Reporting Information. Participant is required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing his or her annual tax return.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank (Bundesbank). The form of the report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de).

HONG KONG

Terms and Conditions

Conversion of Restricted Stock Units; Issuance of Award Shares. This provision supplements Section 5 of the Award Agreement:

Notwithstanding any discretion in the Plan, Restricted Stock Units granted to Participants in Hong Kong shall be paid in Shares and not in cash or a combination of cash and Shares.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

Notifications

Securities Law Warning. The offer of Restricted Stock Units and the Award Shares under the Plan does not constitute a public offering of securities, and is only available only for employees of the Company or one of its Subsidiaries participating in the Plan.

The Award Agreement and the Plan, and other incidental communication materials related to the Restricted Stock Units, have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable companies and securities legislation in Hong Kong, and the documents have not been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Units, the Award Agreement and the Plan, and any incidental communication materials, are intended solely for the personal use of Participant and may not be distributed to any other person. Participant is advised to exercise caution in relation to this offer of Restricted Stock Units under the Plan. If Participant is in any doubt about any of the contents of the Award Agreement or the Plan, or any incidental communication materials, Participant should obtain independent professional advice.

INDIA

Notifications

Exchange Control Information. Participant must repatriate any funds received pursuant to the Plan (e.g., proceeds from the sale of Award Shares) to India within 90 days of receipt. Participant should obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. Participant is also responsible for complying with any other exchange control laws in India that may apply to the Restricted Stock Units or the Award Shares acquired under the Plan.

Foreign Asset/Account Reporting Information. Participant is required to declare any foreign bank accounts and any foreign financial assets (including Award Shares acquired under the Plan, proceeds from the sale of Award Shares and, possibly, the Restricted Stock Units) in Participant’s annual tax return. Participant should consult with his or her personal tax advisor regarding the details of this reporting obligation.

IRELAND

Notifications

Director Notification Requirement. Directors, shadow directors1 and secretaries of an Irish Subsidiary whose interests in the Company represent more than 1% of the Company’s voting share capital must notify the Irish Subsidiary in writing within five business days of (i) receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, Award Shares, etc.), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time.  This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).
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1A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

ITALY

Terms and Conditions

Data Privacy. This provision replaces Section 14 of the Award Agreement:

Participant understands that the Employer, the Company and any Subsidiary may hold certain personal information about Participant, including, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of the Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”) and will process such data for the exclusive purpose of implementing, managing and administering the Plan.

Participant also understands that providing the Company with Personal Data is mandatory for compliance with local law and necessary for the performance of the Plan and that Participant’s refusal to provide such Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Controllers of personal data processing are Electronic Arts Inc., with registered offices at 209 Redwood Shores Parkway, Redwood City, CA 94065, United States of America, and Electronic Arts Italia SARL, with registered offices at Via Agnello 6/1 Milan 20121, Italy, which is also the Company’s representative in Italy for privacy purposes pursuant to Legislative Decree no 196/2003.

Participant understands that Personal Data will not be publicized, but it may be accessible by the Employer and its internal and external personnel in charge of processing of such Personal Data and by the Personal Data Processor (the “Processor”), if any. An updated list of Processors and other transferees of Personal Data is available upon request from the Employer. Furthermore, Personal Data may be transferred to E*Trade Financial Services, Inc. and its affiliated companies (“E*Trade”) and any banks, other financial institutions or brokers involved in the management and administration of the Plan, as well as to the independent registered public accounting firm engaged by the Company. Participant understands that the Company and/or its Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and that the Company and/or its Subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to E*Trade or another third party with whom Participant may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Personal Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be located in or outside the European Economic Area in such countries as in the United States that may not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Participant’s Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Participant’s Personal Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right to, including but not limited to, access, delete, update, ask for rectification of Participant’s Personal Data and estop, for legitimate reason, the Personal Data processing.

Furthermore, Participant is aware that Participant’s Personal Data will not be used for direct marketing purposes. In addition, the Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s human resources department.

Plan Document Acknowledgement. By accepting the Award, Participant acknowledges that (a) Participant has received Plan and the Award Agreement; (b) Participant has reviewed those documents in their entirety and fully understands the contents thereof; and (c) Participant accepts all provisions of the Plan and the Award Agreement. Participant further acknowledges that Participant has read and specifically and expressly approves, without limitation, the following sections of the Award: “Fractional Restricted Stock Units”; “Restrictions on Transfer”; “Termination of Employment”; “Suspension of Award and Repayment of Proceeds for Contributing Misconduct”; “Nature of Plan and Award”; “No Advice Regarding Grant”; “Responsibility for Taxes”; “Data Privacy” as replaced by the above provision; “Authority of the Board and the Committee”; “Governing Law and Choice of Venue”; “Appendix B”; and “Imposition of Other Requirements.”

Notifications

Foreign Asset/Account Reporting Information. If, at any time during the fiscal year, Participant holds foreign financial assets (including cash and Award Shares) which may generate income taxable in Italy, Participant is required to report these assets on his or her annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Participant if Participant is the beneficial owner of foreign financial assets under Italian money laundering provisions.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. If Participant holds assets (e.g., Award Shares acquired under the Plan, proceeds from the sale of Award Shares and, possibly, Restricted Stock Units) outside of Japan with a value exceeding ¥50 million as of December 31 of any calendar year, Participant is required to report such to the Japanese tax authorities by March 15th of the following year. Participant should consult with his or her personal tax advisor regarding the details of this reporting obligation.

KOREA

Notifications

Exchange Control Information. If Participant realizes US$500,000 or more from the sale of Award Shares in a single transaction, Participant will be required to repatriate the sale proceeds to Korea within three (3) years of the sale.

Foreign Asset/Account Reporting Information. Participant must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). Participant should consult with his or her personal tax advisor regarding the details of this reporting obligation.

MEXICO

Terms and Conditions

Acknowledgement of the Award. By accepting the Award, Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement, which Participant has reviewed. Participant acknowledges further that he or she accepts all the provisions of the Plan and the Award Agreement. Participant also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in Section 10: “Nature of Plan and Award” in the Award Agreement, which clearly provides as follows:

(1)	Participant’s participation in the Plan does not constitute an acquired right;

(2)	The Plan and Participant’s participation in it are offered by the Company on a wholly discretionary basis;

(3)	Participant’s participation in the Plan is voluntary; and

(4)	The Company and its Subsidiaries are not responsible for any decrease in the value of any Shares acquired at vesting of the Restricted Stock Units.

Labor Law Policy and Acknowledgment. In accepting the Award, Participant expressly recognizes that Electronic Arts Inc., with registered offices at 209 Redwood Shores Parkway, Redwood City, California 94065, U.S.A., is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and his or her sole employer is EA México S. de R.L. de C.V. (“EA Mexico”), located at Torre Esmeralda III, Blvd. Manuel Avila Camacho #32 7th Floor, Colonia Lomas de Chapultepec, Delegación Miguel Hidalgo, México DF 11000. Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between Participant and the employer, EA Mexico, and do not form part of the employment conditions and/or benefits provided by EA Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.

Finally, Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Subsidiaries and its branches, representation offices, shareholders, directors, officers, employees, agents, or legal representatives with respect to any claim that may arise.

Spanish Translation

Reconocimiento del Acuerdo. Aceptando este Acuerdo, el Participante reconoce que ha recibido una copia del Plan y el Acuerdo, incluyendo este Apéndice que el Participante ha revisado. El Participante reconoce, además, que acepta todas las disposiciones del Plan y del Acuerdo, incluyendo este Apéndice. El Participante también reconoce que ha leído y que concretamente aprueba de forma expresa los términos y condiciones establecidos en la Sección 10: “Reconocimiento de la Naturaleza del Plan y del Acuerdo” del Acuerdo, que claramente dispone lo siguiente:

(1)	La participación del Participante en el Plan no constituye un derecho adquirido;

(2)	El Plan y la participación del Participante en el Plan se ofrecen por la Compañía a discreción total de la Compañía;

(3)	Que la participación del Participante en el Plan es voluntaria; y

(4)	La Compañía y sus Subsidiarias no son responsables de ninguna disminución en el valor de las Acciones adquiridas al momento de tener derecho conforme a las Unidades de Acciones Restringidas

Política Laboral y Reconocimiento. Aceptando este Acuerdo, el Participante expresamente reconoce que Electronic Arts Inc., con sus oficinas registradas en 209 Redwood Shores Parkway, Redwood City, California 94065, U.S.A., es la única responsable por la administración del Plan y que la participación del Participante en el Plan y en su caso la adquisición de Acciones no constituyen una relación de trabajo entre el Participante y la Compañía, ya que el Participante participa en el Plan en un marco totalmente comercial y su único patrón es EA México S. de R.L. de C.V. (“EA Mexico”), con domicilio en Torre Esmeralda III, Blvd. Manuel Avila Camacho #32 Piso 7, Colonia Lomas de Chapultepec, Delegación Miguel Hidalgo, México DF 11000. Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el patrón, EA Mexico y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por EA Mexico y que cualquier modificación al Plan o su terminación no constituye un cambio o detrimento de los términos y condiciones de la relación de trabajo del Participante.

Asimismo, el Participante reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o terminar la participación del Participante en cualquier momento y sin responsabilidad alguna frente el Participante.

Finalmente, el Participante por este medio declara que no se reserva derecho o acción alguna en contra de la Compañía por cualquier compensación o daños y perjuicios en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a la Compañía, Subsidiarias y sus afiliadas, sucursales, oficinas de representación, accionistas, directores, autoridades, empleados, agentes, o representantes legales en relación con respecto de cualquier demanda que pudiera surgir.

NETHERLANDS

There are no country-specific provisions.

NORWAY

There are no country-specific provisions.

POLAND

Notifications

Exchange Control Information. If Participant holds foreign securities (including Award Shares) and/or maintains accounts abroad, Participant must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds PLN 7,000,000. If required, the reports are due on a quarterly basis on special forms available on the website of the National Bank of Poland. In addition, if Participant transfers funds in excess of €15,000 into Poland in connection with the sale of Award Shares under the Plan, the funds must be transferred via a bank account held at a bank in Poland. Participant is required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred.

ROMANIA

Notifications

Exchange Control Information. If Participant remits foreign currency into or out of Romania (e.g., the proceeds from the sale of the Award Shares), Participant may have to provide the Romanian bank assisting with the transaction with appropriate documentation explaining the source of the income. Participant should consult his or her personal legal advisor to determine whether Participant will be required to submit such documentation to the Romanian bank.

RUSSIA

Notifications

Securities Law Information. The Plan, the Award Agreement and all other materials Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The Award Shares to be issued at vesting of the Restricted Stock Units have not and will not be registered in Russia. Therefore, the Award Shares and any other securities described in any Plan-related documents may not be used for public offering or public circulation in Russia. In no event will Award Shares issued to Participant pursuant to the Restricted Stock Units be delivered to Participant in Russia; Award Shares issued to Participant pursuant to the Restricted Stock Units shall be delivered to Participant through E*Trade Financial Services, Inc. and its affiliated companies (or another Company-designated broker) in the United States and kept on Participant’s behalf in the United States. Participant is not permitted to sell Award Shares directly to other Russian legal entities or residents.

Exchange Control Information. Under current exchange control regulations, Participant must repatriate the proceeds from the sale of Award Shares to Russia as soon as Participant intends to use those cash amounts for any purpose, including reinvestment. The sale proceeds must be initially credited to Participant through a foreign currency account opened in Participant’s name at an authorized bank in Russia. After the sale proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.

Participant should contact his or her personal legal advisor regarding exchange control requirements as significant penalties may apply in the case of non-compliance with such requirements.

Foreign Asset/Account Reporting Information. Participant is required to report the opening, closing or change of details of any foreign bank account to Russian tax authorities within one month of opening, closing or change of details of such account. Participant also is required to report (i) the beginning and ending balances in such a foreign bank account each year and (ii) transactions related to such a foreign account during the year to the Russian tax authorities, on or before June 1 of the following year. For example, the relevant form for 2016 is due on or before June 1, 2017. The tax authorities can require Participant to provide appropriate supporting documents related to transactions in a foreign bank account.

Participant should consult with Participant’s personal legal advisor to determine the applicability of these reporting requirements to any brokerage account opened in connection with Participant’s participation in the Plan.

In addition, certain individuals who hold public office in Russia, as well as their spouses and dependent children, are prohibited from opening or maintaining foreign brokerage or bank accounts and holding any securities, whether acquired directly or indirectly, in a foreign company (including Award Shares under the Plan).

Labor Law Information. If Participant continues to hold Award Shares acquired at vesting of the Restricted Stock Units after an involuntary termination of employment, Participant may not be able to receive unemployment benefits in Russia.

SINGAPORE

Notifications

Securities Law Information. The Award is granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that the Award is subject to section 257 of the SFA and Participant will not be able to make (i) any subsequent sale of the Award Shares in Singapore or (ii) any offer of such subsequent sale of the Award Shares in Singapore, unless such sale or offer is made (i) more than 6 months after the Award Date, or (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA. Shares of the Company’s common stock are currently traded on the Nasdaq Global Select Market, which is located outside of Singapore, under the ticker symbol “EA” and Award Shares acquired under the Plan may be sold through this exchange.

Director Notification Requirement. Directors, associate directors and shadow directors2 of a Singaporean Subsidiary are subject to certain notification requirements under the Singapore Companies Act and must notify the Singaporean Subsidiary in writing of an interest (e.g., Restricted Stock Units, Award Shares, etc.) in the Company or any related companies within two business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the Award Shares are sold), or (iii) becoming a director (if such an interest exists at the time).
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2A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

SPAIN

Terms and Conditions

Nature of Plan and Award. This provision supplements Section 10 of the Award Agreement:

In accepting the Award, Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan. Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries. Consequently, Participant understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and the Award Shares issued upon settlement of the Restricted Stock Units shall not become a part of any employment contract (either with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.

Additionally, Participant understands that the vesting of the Restricted Stock Units is expressly conditioned on Participant’s continued and active rendering of service to the Company or a Subsidiary such that if Participant’s employment or service is Terminated for any reason (including for the reasons listed below but with the exception of the circumstances specified in Section 8(b) of the Award Agreement), the Award will cease vesting immediately effective as of the Termination Date.  This will be the case, for example, even if

(a) Participant is considered to be unfairly dismissed without good cause; (b) Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) Participant’s employment is Terminated due to a change of work location, duties or any other employment or contractual condition; (d) Participant’s employment is Terminated due to unilateral breach of contract of the Company or any of its Subsidiaries; or (e) Participant’s employment is Terminated for any other reason (with the exception of the circumstances specified in Section 8(b) of the Award Agreement).  Consequently, upon termination of employment for any of the above reasons, Participant will automatically lose any rights to the Award to the extent that the Restricted Stock Units have not yet become vested as of the Termination Date, as described in the Award Agreement.  Participant acknowledges that he or she has read and specifically accepts the conditions referred to in Sections 8 and 10(k) of the Award Agreement.

Finally, Participant understands that this Award would not be made to Participant but for the assumptions and conditions referred to herein; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of these Restricted Stock Units shall be null and void.

Notifications

Securities Law Information. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the Award. The Plan, the Award Agreement and any other documents evidencing the Award have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of these documents constitutes a public offering prospectus.

Exchange Control Information. Participant must declare the acquisition, ownership and disposition of Award Shares to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy and Competitiveness for statistical purposes. Generally, the declaration must be filed in January for Award Shares acquired or disposed of during the prior year and/or for Award Shares owned as of December 31 of the prior year; however, if the value of the Award Shares acquired under the Plan or the amount of the sale proceeds exceeds €1,502,530, the declaration must be filed within one month of the acquisition or disposition, as applicable.

In addition, Participant may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any Award Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Award Shares made to Participant by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year. This reporting requirement will apply if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1,000,000. Once the €1,000,000 threshold has been surpassed in either respect, Participant will generally be required to report all foreign accounts, foreign instruments and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item. Generally, Participant will only be required to report on an annual basis (by January 20 of each year); however, if the balances in Participant’s foreign accounts together with value of Participant’s foreign instruments or the volume of transactions with non-Spanish residents exceed €100,000,000, more frequent reporting will be required. Additional information regarding this requirement is available on the Bank of Spain website at http://app.bde.es/clf_www/leyes.jsp?id=110740.

Foreign Asset/Account Reporting Information. Participant is required to report assets or rights deposited or held outside of Spain (including Award Shares acquired under the Plan or cash proceeds from the sale of Award Shares) as of December 31 of each year, if the aggregate value of assets or rights exceeds €50,000 per type of asset or right.3 Unvested awards (e.g., Restricted Stock Units) are not considered assets or rights for purposes of this reporting requirement. If applicable, Participant must file the report on Form 720 by March 31 following the end of the relevant year. After the rights and/or assets are initially reported, the reporting obligation will only apply if the value of previously-reported rights or assets increases by more than €20,000. Participant should consult with his or her personal tax advisor regarding the details of this reporting obligation.
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3The following are the different types of rights and assets subject to the requirement:
(i) Current accounts, saving accounts, credit accounts, saving deposits and any other type of accounts or deposits in which Participant is the titleholder, or in which Participant is a representative, authorized person or beneficiary, or in which Participant has disposal powers (including accounts holding Award Shares acquired under the Plan or cash proceeds from the sale of such Award Shares);
(ii) Securities, shares, rights and participations in any kind of entities or in investment funds, insurance and life or temporary annuities, deposited, managed or obtained abroad (including Award Shares acquired under the Plan); and
(iii) Real estate or rights on real estate located outside of Spain.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Notifications

Securities Law Information. The offer of the Restricted Stock Units is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the Restricted Stock Units constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations and neither this document nor any other materials relating to the Restricted Stock Units may be publicly distributed nor otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the Restricted Stock Units has been or will be filed with, approved, or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

UNITED KINGDOM

Terms and Conditions

Conversion of Restricted Stock Units; Issuance of Award Shares. This provision supplements Section 5 of the Award Agreement:

Notwithstanding any discretion in the Plan, Restricted Stock Units granted to Participants in the United Kingdom shall be paid in Shares and not in cash or a combination of cash and Shares.

Responsibility for Taxes. The following provisions supplement Section 12 of the Award Agreement:

If payment or withholding of the income tax due in connection with the Restricted Stock Units is not made within ninety (90) days of the end of the tax year in which the relevant income tax becomes due or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 12 of the Award Agreement.

Notwithstanding the foregoing, if Participant is an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant shall not be eligible for a loan to cover the income tax due as described above. Instead, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and National Insurance contributions may be payable. Participant acknowledges that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee National Insurance contributions due on this additional benefit. Participant further acknowledges that the Company or the Employer may recover such amounts from Participant by any of the means referred to in Section 12 of the Award Agreement.

Joint Election. As a condition of Participant’s participation in the Plan, Participant agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company and/or the Employer in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (the “Employer’s Liability”). Without limitation to the foregoing, Participant agrees to execute the following joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s Liability to Participant. Participant further agrees to execute such other joint elections as may be required between Participant and any successor to the Company and/or the Employer. Participant further agrees that the Company and/or the Employer may collect the Employer’s Liability from him or her by any of the means set forth in Section 12 of the Award Agreement.

If Participant does not enter into the Joint Election prior to the vesting of the Restricted Stock Units or any other event giving rise to Tax-Related Items, he or she will not be entitled to vest in the Restricted Stock Units or receive any benefit in connection with the Restricted Stock Units unless and until he or she enters into the Joint Election and no Award Shares or other benefit pursuant to the Restricted Stock Units will be issued to Participant under the Plan, without any liability to the Company and/or the Employer; provided, however, that this provision shall not apply if Participant is a U.S. taxpayer and the application of this provision would cause the Restricted Stock Units to fail to qualify under an exemption from, or comply with, Section 409A of the Code.

UNITED STATES

Terms and Conditions

Restriction on Transfer. The following provision supplements Section 7 of the Award Agreement:

Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise Participant’s rights and receive any property distributable with respect to the Restricted Stock Units upon Participant’s death.

ATTACHMENT TO APPENDIX FOR THE UNITED KINGDOM

IMPORTANT NOTE ON THE JOINT ELECTION TO TRANSFER EMPLOYER NATIONAL INSURANCE CONTRIBUTIONS

As a condition of participation in the Electronic Arts Inc. 2000 Equity Incentive Plan, as amended (the “Plan”) and the restricted stock units (the “RSUs”) that have been granted to you (the “Participant”) by Electronic Arts Inc. (the “Company”), Participant is required to enter into a joint election to transfer to Participant any liability for employer National Insurance contributions (the “Employer’s Liability”) that may arise in connection with the RSUs or in connection with any restricted stock units that may be granted by the Company to Participant under the Plan (the “Joint Election”).
If Participant does not agree to enter into the Joint Election, the RSUs will be worthless as Participant will not be able to vest in the RSUs or receive any benefit in connection with the RSUs.
By entering into the Joint Election:

•
Participant agrees that any Employer’s Liability that may arise in connection with or pursuant to the vesting of the RSUs (or any restricted stock units granted to Participant under the Plan) or the acquisition of shares of the Company’s common stock or other taxable events in connection with the RSUs (or any other restricted stock units granted under the Plan) will be transferred to Participant;

•
Participant authorises the Company and/or Participant’s employer to recover an amount sufficient to cover the Employer’s Liability by any method set forth in the Restricted Stock Unit Award Agreement and/or the Joint Election; and

•
Participant acknowledges that even if he or she has accepted the Joint Election via the Company's online procedure, the Company or Participant’s employer may still require Participant to sign a paper copy of the Joint Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Joint Election.

By accepting the RSUs through the Company’s online acceptance procedure (or by signing the Restricted Stock Unit Award Agreement), Participant is agreeing to be bound by the terms of the Joint Election.
Please read the terms of the Joint Election carefully before accepting the Restricted Stock Unit Award Agreement
and the Joint Election.
Please print and keep a copy of the Joint Election
for your records.

ELECTRONIC ARTS INC.
2000 EQUITY INCENTIVE PLAN

(UK Employees)
Election To Transfer the Employer’s National Insurance Liability to the Employee
1.    Parties

This Election is between:

(A)
You, the individual who has gained access to this Election (the “Employee”), who is employed by one of the U.K. companies listed in the Schedule below (the “Employer”) and who is eligible to receive Restricted Stock Units (“RSUs”) granted by Electronic Arts Inc. pursuant to the terms and conditions of the 2000 Equity Incentive Plan, as amended (the "Plan"), and

(B)
Electronic Arts Inc. of 209 Redwood Shores Parkway, Redwood City, CA 94065, United States of America (the “Company”), which may grant RSUs under the Plan and is entering into this Form of Election on behalf of the Employer.

2.    Purpose of Election

2.1	This Election relates to RSUs granted by the Company under the Plan on or after May 1, 2014.

2.2	In this Election the following words and phrases have the following meanings:
“Taxable Event” means, in relation to the RSUs:

(i)	the acquisition of securities pursuant to the RSUs (within section 477(3)(a) of ITEPA); and/or

(ii)	the assignment or release of the RSUs in return for consideration (within section 477(3)(b) of ITEPA); and/or

(iii)	the receipt of a benefit in connection with the RSUs, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA); and/or

(iv)	post-acquisition charges relating to the RSUs and/or shares acquired pursuant to the RSUs (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the RSUs and/or shares acquired pursuant to the RSUs (within section 439 of ITEPA).

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.
“SSCBA” means the Social Security Contributions and Benefits Act 1992.

2.3
This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Taxable Event in respect of the RSUs pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

2.4
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5
This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

3.    Election
The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Employee. The Employee understands that by clicking the “ACCEPT” box on the Company’s online stock acceptance site or by signing the Award Agreement to accept the grant of the RSUs he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.
4.    Payment of the Employer’s Liability

4.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the RSUs; and/or

(iv)	by any other means specified in the Restricted Stock Unit Award Agreement.

4.2
The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the RSUs to the Employee until full payment of the Employer’s Liability is received.

4.3
The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs (or within 17 days after the end of the UK tax month during which the Taxable Event occurs, if payments are made electronically).

5.    Duration of Election

5.1
The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2
Any reference in this Election to the Company and/or the Employer shall include that entity's successors in title and assigns as permitted in accordance with the terms of the relevant Plan and relevant Award Agreement. This Election will continue in effect in respect of any awards which replace the RSUs in circumstances where section 483 of ITEPA applies.

This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	the date the Company serves written notice on the Employee terminating its effect;

(iii)	the date HM Revenue and Customs withdraws approval of this Election; or

(iv)
after due payment of the Employer’s Liability in respect of the entirety of the RSUs to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee
The Employee acknowledges that by clicking the “ACCEPT” box on the Company’s online stock acceptance site or by signing the Award Agreement to accept the grant of the RSUs, the Employee agrees to be bound by the terms of this Election.
Acceptance by the Company
The Company acknowledges that, by arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.
Signed for and on behalf of the Company

[Insert title of Signatory]

SCHEDULE OF EMPLOYER COMPANIES

The Employers to which this Form of Election relates are:

Electronic Arts Limited
Onslow House, Onslow Street, Guildford, Surrey, GU1 4TN
Registered Number: 2057591
Corporation Tax District: Corporation Tax Office South London, Southern House, Wellesley Grove, Croydon, CR9 1WW
Corporation Tax Reference: 201 66920 04659
PAYE Reference: 120/E48

Criterion Software Limited
Registered Office: Onslow House, Onslow Street, Guildford, Surrey, GU1 4TN
Registered Number: 4330852
Corporation Tax District: Corporation Tax Office South London, Southern House, Wellesley Grove, Croydon, CR9 1WW
Corporation Tax Reference: 201 35000 18106
PAYE Reference:     765/C1321

ELECTRONIC ARTS INC. RESTRICTED STOCK UNIT WITH DEFERRAL FEATURE 2000 EQUITY INCENTIVE PLAN

Participant:	Name	ID Number:	DIR XX
Address:	Address 1	Grant Number:	RUXXXXXX
Address 2

Electronic Arts Inc., a Delaware corporation, (the "Company") hereby grants to the Participant named above a Restricted Stock Unit Award (the "Award") with a deferral feature issued under the Company's 2000 Equity Incentive Plan, as amended (the "Plan"), to receive the total number of units set forth below of the Company's Common Stock (the "Award Units"). The Award is subject to all the terms and conditions set forth herein, in the attached Appendix A, and in the Plan, the provisions of which are incorporated herein by reference. The principal features of the Award are as follows:

Number of Award Units:		Shares
Date of Restricted Stock Unit Award:

Vesting Schedule: Subject to the terms and conditions of the Plan and of Appendix A, the Award shall vest on the on the earlier of (i) the [insert] Annual Meeting of Stockholders or (ii) 12 months from Award Date, provided in the case of either clause (i) or clause (ii) that the Participant is, and has remained continuously since the Award Date, in the service of the Company as a member of the Company’s Board of Directors.

PLEASE READ ALL OF APPENDIX A WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THE RESTRICTED STOCK UNIT AWARD.

ELECTRONIC ARTS INC.

/s/ Jacob J. Schatz
Jacob J. Schatz
Senior Vice President and General Counsel

ACCEPTANCE:

Participant hereby acknowledges that a copy of the Plan and a copy of the Prospectus as amended are available upon request from the Company's Stock Administration department. Participant represents that Participant has read and understands the terms and conditions thereof, and accepts the Award subject to all the terms and conditions of the Plan and the Award. Participant acknowledges that there may be adverse tax consequences due to the Award and that Participant should consult a tax advisor to determine his or her actual tax consequences. Participant must accept this Award by executing and delivering a paper version to the Company within thirty (30) days otherwise the Company may, at its discretion, rescind the Award in its entirety.

Name	Date

APPENDIX A
ELECTRONIC ARTS INC.
RESTRICTED STOCK UNIT AWARD WITH DEFERRAL FEATURE
(NON-EMPLOYEE DIRECTORS)

1.    Award. Each Award Unit represents the right to receive one share of Electronic Arts Inc. Common Stock, $0.01 par value per share (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Restricted Stock Unit Award (“Award”) and the Electronic Arts’ 2000 Equity Incentive Plan, as amended (the “Plan”). In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.
2.    No Shareholder Rights. The Award does not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Award shall remain forfeitable at all times prior to the date on which such rights become vested.
3.    Conversion of Award Units; Issuance of Common Stock.
(a)    No Shares of Common Stock shall be issued to Participant prior to the date on which the Award Units vest. After any Award Units vest, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, Common Stock in payment of such vested whole Award Units; provided, however, that in the event such Award Units do not vest or are not otherwise distributable on a day during which the Company’s Common Stock is quoted on the Nasdaq Global Select Market (or traded on such other principal national securities market or exchange on which the Company’s Common Stock may then be listed) (“Trading Day”), the Company shall cause such Common Stock to be issued on the next Trading Day following the date on which such Award Units vest; provided, further, that in no event shall the Company cause such Shares to be issued later than two (2) months after the date on which such Award Units vest. For purposes of this Award, the date on which vested Award Units are converted into Common Stock shall be referred to as the “Conversion Date.”
(b)    Notwithstanding the foregoing, Participant may elect to defer payment of his or her Award Units. Any deferral election must be made no later than the last day of the calendar year preceding the year in which the Award is granted; provided, however, that a newly-eligible Participant may make a deferral election, provided that the election is made not more than thirty days after the Participant first becomes eligible for an Award under the Plan and applies only to that portion of the Award earned after the date the election is made.
(c)    An election to defer payment of Awards will remain in effect until Participant modifies or revokes the election. Participant may modify or revoke the deferral election with respect to payment of future Awards, provided that the modification or revocation of the election is made not later than last day of the calendar year preceding the year in which the modification or revocation will become effective.
(d)    Participant shall indicate on his or her initial deferral election the date on which the Participant elects to receive payment of his or her deferred Awards, provided that payment shall be made on (i) the fifth anniversary of the date the Award Units vest, (ii) the tenth anniversary of the date the Award Units vest, or (iii) the date Participant Separates from Service. Shares subject to deferred Awards are paid in a lump sum within two (2) months of the elected payment date.
(e)    Notwithstanding Participant’s election to receive payment of his or her Award Units on the fifth or tenth anniversary of the vesting date, all Shares subject to vested Award Units shall be distributed within two (2) months following Participant’s Separation from Service.
(f)    For purposes of this Appendix A, “Separation from Service” means termination of service with the Company as described in Section 409A of the Code.
(g)    Notwithstanding any other provision of the Plan or this Appendix A to the contrary, no distribution shall be made that would constitute an impermissible acceleration of payments as defined in Section 409A(a)(3) of the Code and regulations promulgated thereunder.
4.    Restriction on Transfer. Neither the Award Units nor any rights under this Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise Participant’s rights and receive any property distributable with respect to the Award Units upon Participant’s death.
5.    No Rights of Continued Service. Nothing in the Plan or the Award shall confer on Participant any right to continue in the service of, or other relationship with, the Company or limit in any way the right of the Company to terminate Participant’s service or other relationship at any time, with or without cause.
6.    No Acquired Rights. The Participant agrees and acknowledges that:
(a)    the Plan is discretionary and the Company can amend or cancel it at any time;
(b)    participation in the Plan is voluntary and does not create any contractual or other right to receive future rights to Award Units or Shares;
(c)    the right to Award Units or Shares under the Plan is not part of normal or expected compensation for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, bonuses, pension or retirement benefits or similar payments, if applicable;
(d)    the future value of the Shares awarded under the Plan is unknown and cannot be predicted with certainty; and
(e)    no claim or entitlement to compensation or damages arises from the termination of the right to receive Shares or diminution in value of the Shares awarded under the Plan and the Participant irrevocably releases the Company from any such claim that may arise.
7.    Tax Withholding.
(a)    The Company will assess its requirements regarding tax, social insurance, and other applicable taxes ("Tax Items") in connection with the Award. These requirements may change from time to time as laws or interpretations change. Regardless of the Company's actions in this regard, the Participant hereby acknowledges and agrees that the ultimate liability for Tax Items is the responsibility of the Participant. Participant acknowledges and agrees that the Company:

(i)    makes no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Award, including the subsequent sale of Shares acquired under the Plan; and
(ii)    does not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate the Participant's liability for Tax Items.
8.    Tax Consequences. Set forth below is a brief summary as of the date the form of Award was adopted of some of the federal tax consequences of the Award, the vesting or deferral of the Award Units, and disposition of the Award Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT IS STRONGLY ADVISED TO CONSULT A TAX ADVISER.
(a)    Vesting of Award Units. Upon the issuance of Award Shares to Participant following the vesting of Award Units or the deferral of the Award Units, Participant will recognize compensation income (taxable at ordinary income tax rates) equal to the Fair Market Value of the Award Shares on the Conversion Date.
(b)    Disposition of the Award Shares. For federal tax purposes, if the Award Shares are held for twelve (12) months or less after the Conversion Date, any gain realized on the disposition of the Award Shares will be treated as a short-term capital gain. If the Award Shares are held for more than twelve (12) months any such gain will be treated as long-term capital gain.
(c)    Section 409A of the Code imposes certain design and administrative rules on Restricted Stock Units with a deferral feature granted after December 31, 2004. If these rules are violated, deferred amounts will be subject to tax at ordinary income rates immediately upon such violation and will be subject to penalties equal to (i) 20% of the amount deferred and (ii) interest at a specified rate on the under-payment of tax that would have occurred had the deferred compensation been included in gross income in the taxable year in which it was first deferred.
9.    Compliance with Laws and Regulations.
(a)    The issuance and transfer of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state laws and with all applicable requirements of any stock exchange or national market system on which the Company's Common Stock may be listed at the time of such issuance or transfer.
(b)    The Award is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under the Award shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of the Award that would cause the payment or settlement thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.
10.    Authority of the Board and the Committee. Any dispute regarding the interpretation of the Award shall be submitted by Participant or the Company, forthwith to either the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Participant and/or the Company.

11.    Governing Law. The Award as well as the terms and conditions set forth in the Plan shall be governed by, and subject to, the law of the State of California.
12.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction or this Award.
13.    Agreement Severable. In the event that any provision in this Award agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award agreement.
14.    Termination of the Award.
(a)    The Board, in its discretion, may terminate the deferral feature of the Award at any time and for any reason and may distribute the Shares subject to the deferred Award Units within the period beginning twelve months after the date the deferral feature is terminated and ending twenty-four months after the date the deferral feature is terminated, or pursuant to Section 3(d) or 3(e) if earlier. If the deferral feature of this Award is terminated and the Shares subject to the deferred Award Units are distributed, the Company shall terminate all substantially similar non-qualified deferred equity compensation arrangements with respect to all participants and shall not adopt a new, similar non-qualified deferred equity compensation arrangement for at least five years after the date the deferral feature is terminated, in accordance with Section 409A of the Code and the regulations promulgated thereunder.
(b)    The deferral feature of this Award shall automatically terminate upon a dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. section 503(b)(1)(A), provided that the Shares subject to the deferred Award Units are distributed and included in the gross income of the Participant by the latest of (i) the calendar year in which the deferral feature is terminated or (ii) the first calendar year in which payment of the deferred Award Units is administratively practicable.
(c)    The Board, in its discretion, may terminate the deferral feature of the Award thirty days prior to or twelve months following a Change in Control (as defined in Attachment 1) and distribute the Shares subject to the deferred Award Units within the twelve-month period following the termination of the deferral feature. If the deferral feature of the Award is terminated and the Shares subject to the deferred Award Units are distributed, the Company shall terminate all substantially similar non-qualified deferred equity compensation arrangements sponsored by the Company and all of the benefits of the terminated arrangements shall be distributed within twelve months following the termination of the arrangements.
15.    Entire Agreement. The Award, including this Appendix A, and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

ATTACHMENT 1

A “Change in Control” means any one of the following events:

(i)    Any one person, or more than one person acting as group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to a cause a Change in Control of the Company;

(ii)    Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company;

(iii)    A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that for purposes of this paragraph no other corporation is a majority shareholder of the Company;

(iv)    Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, the definition of Change in Control is intended to comply with Section 409A of the Code, Notice 2005-1, and the regulations promulgated thereunder, and the definition of Change in Control shall be construed in a manner to so comply.